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EXHIBIT 23.2 CONSENT OF INDEPENDENT AUDITORS
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THE BOARD OF DIRECTORS
SAFENET, INC. (FORMERLY INFORMATION RESOURCE ENGINEERING, INC.):


We consent to incorporation by reference in the registration statements (File Nos. 333-50772, 333-43062 and 333-91877) on Form S-8 and registration statement (File No. 333-93371) on Form S-3 of SafeNet, Inc. and Subsidiaries or our report dated February 9, 2000, relating to the consolidated balance sheet of SafeNet, Inc and Subsidiaries as of December 31, 1999, and the related consolidated statements of operations, comprehensive income (loss), stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 1999, and the related schedule, which report appears in the December 31, 1999, annual report on from 10-K of SafeNet, Inc.



/s/KPMG LLP
BALTIMORE, MARYLAND
MARCH 7, 2001